ROMA FINANCIAL CORPORATION DECLARES DIVIDEND

ROBBINSVILLE, NJ – March 16, 2011 – Roma Financial Corporation (NASDAQ GS: ROMA) (the Company), the holding company of Roma Bank, announced today that its Board of Directors (the Board) declared the Company’s seventeenth consecutive quarterly cash dividend. A dividend of $.08 per share will be paid on or about April 27, 2011 to stockholders of record on April 13, 2011.

“Our Board of Directors is pleased that the Company’s earnings and capital support the continuation of dividend payments to our minority stockholders at the current level of quarterly dividends, commented Peter A. Inverso, President and CEO. “ Our current federal regulator, the Office of Thrift Supervision, has approved the request of our mutual holding company parent to waive the payment to it of any dividends declared and paid in 2011”, he added.

“It remains the current intention of our Board to continue to pay a dividend quarterly.  However, the payment and the amount of future dividends will be predicated on the Board’s assessment of the Company’s financial condition, earnings and capital requirements, and any regulatory actions”, he concluded.

Roma Financial Corporation is the holding company of Roma Bank, a community bank headquartered in Robbinsville, New Jersey, and RomAsia Bank headquartered in South Brunswick, New Jersey.  Roma Bank has been serving families, businesses and the communities of Central New Jersey for over 90 years with a complete line of financial products and services.  Roma Bank has branch locations in Mercer, Burlington, Camden and Ocean counties in New Jersey.  Visit Roma online at www.romabank.com, or RomAsia Bank at www.romasiabank.com. RomAsia Bank has two branch locations in Middlesex County, New Jersey.

Forward Looking Statements

The foregoing material contains forward-looking statements concerning the Company.  We caution that such statements are subject to a number of uncertainties and readers should not place undue reliance on any forward-looking statements.  The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.